Exhibit 12.1
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                               UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                       For the Six Months
                                                                                         Ended June 30,
                                                                                   -----------------------------
Millions of dollars                                                                    2001               2000
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Earnings from continuing operations                                                   $ 527              $ 374
Provision for income taxes                                                              370                242
Minority Interests                                                                       30                (10)
Distributions (less than) greater than earnings from equity investments                  31                (21)
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         Earnings subtotal                                                              958                585
Fixed charges included in earnings:
   Interest expense                                                                      97                106
   Distribution on convertible preferred securities                                      16                 16
   Interest portion of rentals                                                           10                 12
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         Fixed charges subtotal                                                         123                134
Earnings from continuing operations
   available before fixed charges                                                    $1,081              $ 719
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Fixed charges:
   Fixed charges included in earnings                                                 $ 123              $ 134
   Capitalized interest                                                                  11                  5
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         Total fixed charges                                                          $ 134              $ 139
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Ratio of earnings from operations
   to fixed charges                                                                     8.1                5.2
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